      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2001


                                                      REGISTRATION NO. 333-55190

                                                                       333-61186

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          INSTINET GROUP INCORPORATED
             (Exact Name of Registrant as specified in its charter)

              DELAWARE                                6211                               13-4134098
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                                 3 TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 310-9500
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            ------------------------

                             PAUL A. MEROLLA, ESQ.
                         SECRETARY AND GENERAL COUNSEL
                          INSTINET GROUP INCORPORATED
                           3 TIMES SQUARE, 10TH FLOOR
                            NEW YORK, NEW YORK 10036
                                 (212) 310-9500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

                 ALAN L. BELLER, ESQ.                                    STEPHEN H. COOPER, ESQ.
          CLEARY, GOTTLIEB, STEEN & HAMILTON                           WEIL, GOTSHAL & MANGES LLP
                   ONE LIBERTY PLAZA                                        767 FIFTH AVENUE
               NEW YORK, NEW YORK 10006                                 NEW YORK, NEW YORK 10153
                    (212) 225-2000                                           (212) 310-8000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X] 333-55190, 333-61186.


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Post-effective Amendment No. 1 to the registrant's Registration Statement on Form S-1 (File No. 333-55190), declared effective on May 17, 2001 by the Securities and Exchange Commission (the "Original Registration Statement"), and the registrant's Registration Statement on Form S-1 (File No. 333-61186), filed and effective pursuant to Rule 462(b) of the Securities Act of 1933, as amended, on May 18, 2001 (together, the "Registration Statements") is being filed solely for the purpose of filing Exhibit No. 4.2 to the Original Registration Statement. No changes or additions are being made hereby to the Prospectus which forms part of the Registration Statements.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS



EXHIBIT
 NUMBER                           DESCRIPTION
--------                          -----------
 1.1*     Form of Underwriting Agreement
 2.1*     Contribution Agreement between Instinet Corporation and
          Instinet Group LLC, dated July 25, 2000
 2.2*     Asset Contribution Agreement between Instinet Corporation
          and Instinet Group LLC, dated July 31, 2000
 2.3*     Subscription Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated July 31, 2000
 2.4*     Contribution Agreement between Reuters C Corporation and
          Instinet Group LLC, dated September 29, 2000
 2.5*     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
 2.6*     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
 3.1*     Amended and Restated Limited Liability Company Operating
          Agreement, dated September 5, 2000
 4.1*     Form of Common Stock Certificate
 4.2      Certificate of Incorporation of Instinet Group Incorporated,
          dated May 9, 2001
 4.3*     Form of Bylaws of Incorporation of Instinet Group
          Incorporated
 4.4*     Form of Rights Agreement between Instinet Group Incorporated and Mellon Investor Services LLC
 5.1*     Opinion of Cleary, Gottlieb, Steen & Hamilton (including
          Consent)
10.1*     Employment Agreement between Instinet Group LLC and Douglas
          M. Atkin, dated April 2, 2001
10.2*     Employment Agreement between Instinet Group LLC and Mark
          Nienstedt, dated April 2, 2001
10.3*     Employment Agreement between Instinet Group LLC and Kenneth
          K. Marshall, dated April 2, 2001
10.4*     Employment Agreement between Instinet Group LLC and Peter
          Fenichel, dated April 2, 2001
10.5*     Instinet Group Annual Bonus Plan

EXHIBIT
 NUMBER                           DESCRIPTION
--------                          -----------
10.6*     Instinet Earnings Participation Unit Plan effective January
          1, 1993; form of 1998 Performance Award; Instinet 1999
          Equity Super Plan Summary and Amendment; 1999 Super(EPU)
          Plan for Fixed Income Group
10.7*     Instinet 2000 Stock Option Plan
10.8*     Fixed Income Data Agreement between Reuters Limited and
          Instinet Corporation, dated October 1, 1999
10.9*     Global Reuters Services Contract between Reuters Limited and
          Instinet Global Holdings, Inc., dated December 21, 2000
10.10*    Letter agreement between Reuters Limited and Instinet
          Corporation, dated August 1, 2000, amending the Fixed Income
          Data Agreement
10.11*    Redistribution Addendum to Reuters Global Agreement between
          Reuters Limited and Instinet Global Holding, Inc., dated
          December 21, 2000, amending the Global Reuters Services
          Contract
10.12*    Lease between Kenvic Associates and Instinet Corporation,
          dated November 1992
10.13*    Lease Modification Agreement between Kenvic Associates and
          Instinet Corporation, dated July 9, 1993
10.14*    Second Lease Modification Agreement between Kenvic
          Associates and Instinet Corporation, dated June 7, 1994
10.15*    Third Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated October 21, 1994
10.16*    Fourth Lease Modification Agreement between Kenvic
          Associates and Instinet Corporation, dated February 14, 1996
10.17*    Fifth Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated June 14, 1996
10.18*    Sixth Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated July 24, 1997
10.19*    Form of Amended and Restated Subordinated Note between Fleet
          Street Finance Inc. and Instinet Global Holdings Inc.
10.20*    Form of Data Distribution Agreement between Instinet Global
          Holdings, Inc. and Reuters America, Inc.
10.21*    Form of U.S. Tax Sharing Agreement by and among Reuters
          America Holdings, Inc., Instinet Group Incorporated and
          Instinet Global Holdings, Inc.
10.22*    Form of U.K. Tax Sharing Agreement between Reuters Group
          PLC, Instinet Group Incorporated and Instinet Holdings
          Limited
10.23*    Form of Sublease between Reuters C Corp. and Instinet Global
          Holdings, Inc.
10.24*    Form of Corporate Agreement between Instinet Group
          Incorporated and Reuters Limited
10.25*    Form of Corporate Services Agreement between Reuters Limited and Instinet Group Incorporated
10.26*    Form of License Agreement between Instinet Global Services
          Limited and Reuters Limited
10.27*    Employment Agreement between Instinet Group LLC and
          Andre-Francois Helier Villeneuve, dated April 30, 2001
21.1*     List of Subsidiaries
23.1*     Consent of PricewaterhouseCoopers LLP
23.2*     Consent of Cleary, Gottlieb, Steen & Hamilton (contained in the opinion filed as Exhibit 5.1 to this registration
          statement)

EXHIBIT
 NUMBER                           DESCRIPTION
--------                          -----------
24.1*     Powers of Attorney
24.2*     Power of Attorney of John Kasich
99.1*     Consent of John Kasich, Director


---------------
* Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 22, 2001.


                                      INSTINET GROUP INCORPORATED

                                      By: /s/ PAUL A. MEROLLA
                                         ---------------------------------------
                                               Paul A. Merolla




     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLES                      DATE
                     ---------                                    ------                      ----

*                                                    President, Chief Executive           May 22, 2001
---------------------------------------------------    Officer and Director
Name: Douglas M. Atkin

/s/ MARK NIENSTEDT                                   Executive Vice President, Chief      May 22, 2001
---------------------------------------------------    Financial Officer, Chief
Name: Mark Nienstedt                                   Accounting Officer and Director

*                                                    Director and Chairman of the         May 22, 2001
---------------------------------------------------    Board
Name: Andre F.H. Villeneuve

*                                                    Director                             May 22, 2001
---------------------------------------------------
Name: Peter J. Job

*                                                    Director                             May 22, 2001
---------------------------------------------------
Name: Thomas H. Glocer

*                                                    Director                             May 22, 2001
---------------------------------------------------
Name: Ian Strachan

*                                                    Director                             May 22, 2001
---------------------------------------------------
Name: Rupert Barclay

*                                                    Director                             May 22, 2001
---------------------------------------------------
Name: John Kasich

*By: /s/ PAUL A. MEROLLA                                                                  May 22, 2001
--------------------------------------------------
     Paul A. Merolla, Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER   DESCRIPTION
--------  -----------
 1.1*     Form of Underwriting Agreement
 2.1*     Contribution Agreement between Instinet Corporation and
          Instinet Group LLC, dated July 25, 2000
 2.2*     Asset Contribution Agreement between Instinet Corporation
          and Instinet Group LLC, dated July 31, 2000
 2.3*     Subscription Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated July 31, 2000
 2.4*     Contribution Agreement between Reuters C Corporation and
          Instinet Group LLC, dated September 29, 2000
 2.5*     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
 2.6*     Contribution Agreement between Reuters Holdings Switzerland
          SA and Instinet Group LLC, dated September 29, 2000
 3.1*     Amended and Restated Limited Liability Company Operating
          Agreement, dated September 5, 2000
 4.1*     Form of Common Stock Certificate
 4.2      Certificate of Incorporation of Instinet Group Incorporated,
          dated May 9, 2001
 4.3*     Form of Bylaws of Incorporation of Instinet Group
          Incorporated
 4.4*     Form of Rights Agreement between Instinet Group Incorporated and Mellon Investor Services LLC
 5.1*     Opinion of Cleary, Gottlieb, Steen & Hamilton (including
          Consent)
10.1*     Employment Agreement between Instinet Group LLC and Douglas
          M. Atkin, dated April 2, 2001
10.2*     Employment Agreement between Instinet Group LLC and Mark
          Nienstedt, dated April 2, 2001
10.3*     Employment Agreement between Instinet Group LLC and Kenneth
          K. Marshall, dated April 2, 2001
10.4*     Employment Agreement between Instinet Group LLC and Peter
          Fenichel, dated April 2, 2001
10.5*     Instinet Group Annual Bonus Plan
10.6*     Instinet Earnings Participation Unit Plan effective January
          1, 1993; form of 1998 Performance Award; Instinet 1999
          Equity Super Plan Summary and Amendment; 1999 Super(EPU)
          Plan for Fixed Income Group
10.7*     Instinet 2000 Stock Option Plan
10.8*     Fixed Income Data Agreement between Reuters Limited and
          Instinet Corporation, dated October 1, 1999
10.9*     Global Reuters Services Contract between Reuters Limited and
          Instinet Global Holdings, Inc., dated December 21, 2000
10.10*    Letter agreement between Reuters Limited and Instinet
          Corporation, dated August 1, 2000, amending the Fixed Income
          Data Agreement
10.11*    Redistribution Addendum to Reuters Global Agreement between
          Reuters Limited and Instinet Global Holding, Inc., dated
          December 21, 2000, amending the Global Reuters Services
          Contract
10.12*    Lease between Kenvic Associates and Instinet Corporation,
          dated November 1992

EXHIBIT
 NUMBER   DESCRIPTION
--------  -----------
10.13*    Lease Modification Agreement between Kenvic Associates and
          Instinet Corporation, dated July 9, 1993
10.14*    Second Lease Modification Agreement between Kenvic
          Associates and Instinet Corporation, dated June 7, 1994
10.15*    Third Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated October 21, 1994
10.16*    Fourth Lease Modification Agreement between Kenvic
          Associates and Instinet Corporation, dated February 14, 1996
10.17*    Fifth Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated June 14, 1996
10.18*    Sixth Lease Modification Agreement between Kenvic Associates and Instinet Corporation, dated July 24, 1997
10.19*    Form of Amended and Restated Subordinated Note between Fleet
          Street Finance Inc. and Instinet Global Holdings Inc.
10.20*    Form of Data Distribution Agreement between Instinet Global
          Holdings, Inc. and Reuters America, Inc.
10.21*    Form of U.S. Tax Sharing Agreement by and among Reuters
          America Holdings, Inc., Instinet Group Incorporated and
          Instinet Global Holdings, Inc.
10.22*    Form of U.K. Tax Sharing Agreement between Reuters Group
          PLC, Instinet Group Incorporated and Instinet Holdings
          Limited
10.23*    Form of Sublease between Reuters C Corp. and Instinet Global
          Holdings, Inc.
10.24*    Form of Corporate Agreement between Instinet Group
          Incorporated and Reuters Limited
10.25*    Form of Corporate Services Agreement between Reuters Limited and Instinet Group Incorporated
10.26*    Form of License Agreement between Instinet Global Services
          Limited and Reuters Limited
10.27*    Employment Agreement between Instinet Group LLC and
          Andre-Francois Helier Villeneuve, dated April 30, 2001
21.1*     List of Subsidiaries
23.1*     Consent of PricewaterhouseCoopers LLP
23.2*     Consent of Cleary, Gottlieb, Steen & Hamilton (contained in the opinion filed as Exhibit 5.1 to this registration
          statement)
24.1*     Powers of Attorney
24.2*     Power of Attorney of John Kasich
99.1*     Consent of John Kasich, Director


---------------
* Previously filed.